Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-171289) pertaining to FleetCor Technologies, Inc. Amended and Restated Stock Incentive Plan and FleetCor Technologies, Inc. 2010 Equity Compensation Plan and the Registration Statement on Form S-3 (No. 333-180069) of our reports dated March 3, 2014, with respect to the consolidated financial statements of FleetCor Technologies, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of FleetCor Technologies, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) of FleetCor Technologies, Inc. and Subsidiaries for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 3, 2014